EXHIBIT 99.1

Kenneth D. Sweder Elected President of Interline Brands

JACKSONVILLE, Fla., February 17, 2011 -- Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations products, today announced that at a regularly scheduled meeting of the Board of Directors, Kenneth D. Sweder was elected to the role of President, effective immediately.

Mr. Sweder has significant experience in supply chain management, merchandising and sales. In addition to his new role as President, Mr. Sweder will continue to serve as the Company's Chief Operating Officer, a position he has held since October 2008.

Michael Grebe, Interline's Chairman and Chief Executive Officer, commented: "Ken has proven his outstanding leadership at Interline, overseeing the most comprehensive distribution network efficiency initiative in Company history, as well as playing a vital role in shaping Interline's strategic plan going forward. His expertise in our markets and our business operations, combined with a keen focus on growing our business profitably, make him ideally suited for his newly expanded role with the Company."

"I am honored to serve the Company in my new position and would like to thank Mike and the Board of Directors for this opportunity," stated Mr. Sweder. "It is rewarding to work with such a capable and dedicated team as we continue to build our business, enhance our customer capabilities, and strengthen our position as a premier, broad-line MRO distributor."

Mr. Sweder joined Interline in April of 2007 as the Company's Chief Merchandising Officer. Prior to his time with the Company, Mr. Sweder was First Vice President of Property Operations Strategy at Equity Residential Properties, and a management consultant at Bain & Company, where he specialized in distribution and supply chain management. Prior to Bain & Company, Mr. Sweder spent nine years at PNC Bank in various capacities including his last three years as Vice President in National Corporate Banking. Mr. Sweder has an MBA from The University of Chicago Graduate School of Business and an undergraduate degree from Miami University in Oxford, Ohio.

About Interline

Interline Brands is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline Brands provides maintenance, repair and operations products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

CONTACT:

Lev Cela

904-421-1441